Exhibit 10.9

July 25, 2023

Alex Brooks

Dear Alex:

Congratulations on your appointment to Executive Vice President, Chief Financial Officer effective July 25, 2023. Your annualized base salary will increase to $600,000, paid on a bi-weekly basis. Your new role will continue to be based out of Estero, FL and will report directly to me.

You will continue to be eligible to participate in the Hertz Executive Incentive Compensation Plan (EICP), with a target of 80% of your new base salary. Your 2023 participation will be prorated based on the effective date of your position.

You will continue to be eligible to participate in the Hertz annual equity award program. Your new annual equity award target is $1,000,000, You will also receive a promotional equity grant, which will be pro-rata based on your promotion date. Your promotional award will be issued at the start of the quarter following the commencement of your promotion. Equity grants are subject to the approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion for all key executives and key employees. Grants are made in accordance with the Company’s Equity Grant Policy. Materials and details regarding this plan will be sent to you under separate cover.

Notwithstanding anything in this letter to the contrary, you acknowledge and agree that this letter and any compensation or other benefits described herein (including the settlement of any equity awards) are subject to the terms and conditions of Hertz’s clawback policy or policies (if any) as may be in effect from time to time that is applicable to you, including specifically to implement Section 10D of the U.S. Securities Exchange Act of 1934 and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which shares of Hertz common stock may be traded) (collectively, the “Compensation Recovery Policy”), and by accepting the terms and conditions of employment, you acknowledge and agree that you consent to be bound by the terms of this letter, including its clawback provisions (and consent to fully cooperate with the Company in connection with any of your obligations pursuant to the letter and its clawback provisions).
I am excited to have you as a key member of my team and believe that you will continue to make great contributions to the organization.

Very truly yours,

/s/ Stephen Scherr

Stephen Scherr
Chief Executive Officer

I accept the terms and conditions of this offer:

/s/ Alex Brooks	July 25, 2023
Alex Brooks	Date
The Hertz Corporation * 8501 Williams Road * Estero, FL 33928